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                                                                    EXHIBIT 11.1

                           W-H Energy Services, Inc.

             Statement Regarding Computation of Earnings Per Share

     The following reflects the information used in calculating the number of shares in the computation of net loss per share for each of the periods set forth in the Consolidated Statements of Operations and Comprehensive Income.

                                                                                    Average                   Loss
                                                 Days                                Shares                    Per
                                     Shares   Outstanding   Shares X Days         Outstanding       Loss      Share
Year Ended December 31, 1997      22,803,000      222      5,062,266,000
                                   9,075,000      142      1,288,650,000
                                                  364      6,350,916,000  / 364    17,447,571    (5,669,000)   (0.32)

Year Ended December 31, 1997       9,075,000      364      3,303,300,000  / 364     9,075,000    (1,386,000)   (0.15)

Year Ended December 31, 1999       9,075,000       87        789,525,000
                                  12,049,436      277      3,337,693,772
                                                  364      4,127,218,772  / 364    11,338,513   (15,220,000)   (1.34)

Six Months Ended June 30, 1999     9,075,000       87        789,525,000
                                  12,049,436       93      1,120,597,548
                                                  180      1,910,122,548  / 180    10,611,792    (9,159,000)   (0.86)

Six Months Ended June 30, 2000    12,049,436       31        373,532,516
                                  12,059,336      150      1,808,900,400
                                                  181      2,182,432,916  / 181    12,057,640    (1,430,000)   (0.12)